Exhibit 99.4

STAR GAS PARTNERS, L.P.

BENEFICIAL OWNER ELECTION FORM

FOR RIGHTS TO ACQUIRE COMMON UNITS

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering by Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”), of rights (the “Rights”) to acquire common units representing limited partnership interests (the “Common Units”), of the Partnership. Each Common Unit held by you entitles you to .5411 of a Right. Each Right entitles you to purchase one (1) Common Unit pursuant to your subscription privilege (the “Subscription Privilege”), at a subscription price of $2.00 per unit and pursuant to the terms and subject to the conditions set forth in the prospectus dated                     , 2006 (the “Prospectus”).

I (we) instruct you whether to exercise Rights distributed with respect to the Common Units held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

BOX 1.  ☐  Please do not exercise Rights for Common Units.

BOX 2.  ☐  Please exercise Rights for Common Units as set forth below:

	Number of Rights	Number of Units		Subscription Price		Payment
Subscription Privilege:			x	$2.00	=	$		(Line 1)

						(Units x Price	)

Total Payment Required = $                      (Line 1, must equal total of amounts in Boxes 3 and 4).

BOX 3.  ☐  Payment in the following amount is enclosed: $

BOX 4.  ☐  Please deduct payment from the following account maintained by you as follows:

$
Type of Account	Account Number	Amount to be Deducted

Date	Signature(s)

BOX 5.  ☐  Please have LaSalle Bank National Association effect my specific instructions that I have attached hereto and for which I have had an Eligible Institution guarantee my signature.

Signature(s):		Type or Print Name:
Signature(s):		Type or Print Name:
(If held jointly)

Signature(s) Guaranteed by:
Eligible Institution